Press Release                            405 Lancaster Avenue
                                   Greer, South Carolina 29650
                                                (864) 879-1000


Contact:  Fred T. Grant, Jr.            For Immediate Release
          Senior Vice President - Finance    April 23, 2003


           RYAN'S ANNOUNCES FIRST QUARTER 2003 RESULTS
                     ______________________

     GREER,  SOUTH CAROLINA - - Ryan's Family Steak Houses,  Inc.

(NASDAQ:RYAN) reported first quarter 2003 results today.

     First  quarter  restaurant sales were $193,192,000  in  2003

compared  to  $193,570,000 for the first quarter  of  2002.   Net

earnings for the quarter amounted to $12,098,000 in 2003 compared to  $13,421,000 in 2002.  Earnings per share stayed  flat  at  28 cents in both 2003 and 2002.

     Commenting on the quarter, Charles D. Way, Chairman and  CEO of the Company, said, "This was a difficult quarter for Ryan's as well as for the entire restaurant industry.  Under the shadow  of a  weak economy in which many job layoffs have occurred, customer traffic  was  adversely affected by severe winter weather  during both  January  and  February,  and then  customer  attention  was diverted  by  the  Iraqi  war in March.  We  believe  that  these factors  are  the principal reasons that Ryan's same-store  sales decreased by 4.2% during the quarter.  Same-store sales were also impacted by a tough Easter comparison.  The Easter weekend, which has  historically  been  a  strong  sales  generator  at  Ryan's,

occurred  in  the first quarter (March) during  2002  and  was  a second quarter event (April) during 2003.

     Given  the  weak  sales environment, it should  come  as  no

surprise  that our margins were adversely affected.   Store-level

margins  decreased  by  0.6% of sales despite  a  1.3%  of  sales improvement  in  food  costs  resulting  principally  from  lower

poultry,  pork,  seafood  and produce costs.   Other  store-level

costs,   such  as  payroll  and  benefits  (up  1.1%  of  sales),

depreciation  (up 0.3% of sales) and repairs and maintenance  (up

0.3% of sales), increased largely due to lower average unit sales

volumes.   Utility  costs  (up  0.5%  of  sales)  were  adversely

impacted  by the lower sales volumes and also by the more  severe

winter   weather  and  rate  increases.   Finally,  general   and

administrative expenses increased as a percent of  sales  largely due to the lower sales volumes.

     Overall,  we  feel fortunate that earnings per share  at  28 cents  were  essentially flat with the prior year.  Although  net earnings  were  down,  a 7% decrease in diluted  weighted-average shares,  resulting principally from our share repurchase program,

helped  us  to present the flat results.  We continue to  believe that the share repurchase program enhances shareholder value  and plan  to continue purchasing shares at opportunistic price levels

during  2003.   During  the first quarter, we  purchased  697,000

shares  at  a  $10.17 average cost and currently  plan  to  spend another  $15  million to $20 million on share repurchases  during the remainder of 2003.

     Our  principal focus during 2003 is on building sales at our restaurants.  We have recently implemented a comprehensive  local marketing program in which store managers get the Ryan's name  in front  of  potential customers through a combination of  external

merchandising   and  community  marketing.   Our   managers   are

enthusiastically pursuing new customers under this  program,  and we  believe that we will see lasting sales gains as new customers come  into  our restaurants.  We have also started  a  remodeling

program  which gives restaurants a new exterior lodge  look.   At

the  end  of  the first quarter, we had remodeled six restaurants with  this  look and are very pleased with the sales  results  at these  locations.  The exterior remodels generally accompany  the restaurant's conversion to the display cooking format, and during

2003 we plan to remodel 30 to 40 restaurants."

     During  the  first quarter of 2003, the Company opened  four restaurants, including one relocation, and closed one restaurant.

At  the end of the quarter the Company owned and operated 326 and was franchiser of 21 Ryan's restaurants.

     Certain  matters discussed in this news release are forward-

looking  statements within the meaning of the federal  securities laws  and are subject to uncertainties and risks, including,  but not  limited to, general economic conditions, including  consumer

confidence   levels;  competition;  developments  affecting   the

public's  perception  of  buffet-style restaurants;  real  estate availability;  food  and  labor  supply  costs;  food  and  labor availability;  weather fluctuations; interest rate  fluctuations;

stock market conditions; political environment (including acts of terrorism and wars); and other such risks described from time  to time  in  the  Company's reports filed with  the  Securities  and

Exchange Commission.

                RYAN'S FAMILY STEAK HOUSES, INC.

               CONSOLIDATED STATEMENTS OF EARNINGS

                           (Unaudited)


                                         Quarter Ended
                                    April 2,       April 3,
                                      2003           2002
Restaurant sales                    $193,192,000    193,570,000

Cost of sales:
 Food and beverage                    68,005,000     70,722,000
 Payroll and benefits                 60,196,000     58,326,000
 Depreciation                          7,948,000      7,352,000
 Other restaurant expenses            27,212,000     26,288,000
     Total cost of sales             163,361,000    162,688,000

General and administrative expenses    9,814,000      9,209,000
Interest expense                       2,406,000      2,275,000
Revenues from franchised restaurants    (403,000)      (432,000)
Other income, net                       (949,000)    (1,141,000)
Earnings before income taxes          18,963,000     20,971,000
Income taxes                           6,865,000      7,550,000

     Net earnings                    $12,098,000     13,421,000

Net earnings per common share:
 Basic                                $      .28            .30
 Diluted                                     .28            .28

Weighted-average shares:
 Basic                                42,483,000     44,835,000
 Diluted                              43,707,000     47,136,000

                RYAN'S FAMILY STEAK HOUSES, INC.

                   CONSOLIDATED BALANCE SHEETS


                                   April 2,   January 1,
                                     2003        2003
ASSETS                           (Unaudited)
Current assets:
 Cash and cash equivalents    $ 17,881,000    2,654,000
 Receivables                     4,994,000    5,010,000
 Inventories                     5,464,000    5,119,000
 Prepaid expenses                1,232,000    1,266,000
 Income taxes receivable               -      2,739,000
 Deferred income taxes           4,676,000    4,676,000
  Total current assets          34,247,000   21,464,000
Property and equipment:
 Land and improvements         146,757,000  144,859,000
 Buildings                     421,132,000  413,700,000
 Equipment                     237,188,000  231,244,000
 Construction in progress       30,051,000   29,245,000
                               835,128,000  819,048,000
 Less accumulated depreciation 242,469,000  234,627,000
  Net property and equipment   592,659,000  584,421,000
Other assets                     7,676,000    7,194,000
                              $634,582,000  613,079,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable               13,847,000   10,896,000
 Income taxes payable            3,634,000         -
 Accrued liabilities            34,632,000   35,748,000
  Total current liabilities     52,113,000   46,644,000
Long-term debt                 212,000,000  202,000,000
Deferred income taxes           39,444,000   39,375,000
Other long-term liabilities      4,966,000    4,579,000
  Total liabilities            308,523,000  292,598,000
Shareholders' equity:
 Common stock of $1.00 par value;
 authorized 100,000,000 shares;
 issued 42,132,000 shares in 2003
 and 42,745,000 shares in 2002  42,132,000   42,745,000
 Additional paid-in capital            -      2,066,000
 Retained earnings             283,927,000  275,670,000
  Total shareholders' equity   326,059,000  320,481,000
Commitments and contingencies
                              $634,582,000  613,079,000

                   RYAN'S FAMILY STEAK HOUSES, INC.

              CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited)

                                     Three Months Ended
                                   April 2,      April 3,
                                     2003          2002
Cash flows from operating activities:
 Net earnings                     $12,098,000  13,421,000
 Adjustments to reconcile net
  earnings to net cash provided
  by operating activities:
   Depreciation and amortization    8,364,000   7,726,000
   Gain on sale of property and
     equipment                       (556,000)    (21,000)
   Tax benefit from exercise of
     stock options                     62,000     891,000
   Deferred income taxes               69,000      76,000
   Decrease (increase) in:
     Receivables                       16,000     705,000
     Inventories                     (345,000)   (165,000)
     Prepaid expenses                  34,000    (384,000)
     Income taxes receivable        2,739,000        -
     Other assets                    (550,000)   (597,000)
   Increase (decrease) in:
     Accounts payable               2,951,000   7,454,000
     Income taxes payable           3,634,000   3,714,000
     Accrued liabilities           (1,116,000) (2,184,000)
     Other long-term liabilities      387,000     551,000
Net cash provided by operating
    activities                     27,787,000  31,187,000

Cash flows from investing activities:
 Proceeds from sale of property
   and equipment                    2,493,000   2,325,000
 Capital expenditures             (18,471,000)(14,395,000)
Net cash used in investing
  activities                      (15,978,000)(12,070,000)

Cash flows from financing activities:
 Net proceeds from revolving credit
   facility                        10,000,000  20,000,000
 Proceeds from stock options
   exercised                          502,000   2,344,000
 Purchase of common stock          (7,084,000)(37,534,000)
Net cash provided by (used in)
   financing activities             3,418,000 (15,190,000)
Net increase in cash and
  cash equivalents                 15,227,000   3,927,000

Cash and cash equivalents -
  beginning of period               2,654,000  13,323,000

Cash and cash equivalents -
  end of period                   $17,881,000  17,250,000

Supplemental disclosures
Cash paid during period for:
  Interest, net of amount
   capitalized                     $4,477,000  $3,926,000
  Income taxes                        362,000   2,869,000